Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Lennox International Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-181369, 333-127540, 333-91130, 333-91128, 333-71416, 333-60122, 333-52046, 333-86989, 333-83961, and 333-83959) on Form S-8 of Lennox International Inc. and subsidiaries of our report dated February 19, 2019, with respect to the consolidated balance sheets of Lennox International Inc. and subsidiaries as of December 31, 2018 and 2017, the related consolidated statements of operations, comprehensive (loss) income, stockholders’ (deficit) equity, and cash flows for each of the years in the three-year period ended December 31, 2018, and the related notes and schedule II - Valuation and Qualifying Accounts and Reserves (collectively, the "consolidated financial statements"), and the effectiveness of internal control over financial reporting as of December 31, 2018, which report appears in the December 31, 2018 annual report on Form 10-K of Lennox International Inc. Our report refers to the adoption of Accounting Standards Update No. 2014-09, Revenue from Contracts with Customers (Topic 606).

(signed) KPMG LLP
Dallas, Texas
February 19, 2019